January 27, 2023
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated October 4, 2021 regarding the sale of shares of the Sphere 500 Climate Fund (formerly, the “Sphere 500 Fossil Free Fund), a series of Manager Directed Portfolios. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.